SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HOOPER HOLMES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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HOOPER HOLMES, INC.

170 Mt. Airy Road

Basking Ridge, New Jersey 07920

Dear Shareholder:

You are cordially invited to attend the 2005 annual meeting of shareholders of Hooper Holmes, Inc. which will be held on Tuesday, May 24, 2005, at our corporate headquarters in Basking Ridge, New Jersey. The meeting will start at 11:00 a.m. At the meeting, you will be asked to:

•	elect three directors;

•	ratify the appointment of the firm of KPMG LLP as the independent registered public accounting firm of our consolidated financial statements as of and for the fiscal year ending December 31, 2005; and

•	consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

In addition, we will include a discussion of our operations. We hope you will be able to attend and participate in the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you may vote your shares by proxy card or in person at the meeting.

On behalf of our officers and directors, I wish to thank you for your continued support and interest in Hooper Holmes, Inc.

Sincerely,

James M. McNamee Chairman, President and Chief Executive Officer

April 22, 2005

HOOPER HOLMES, INC.

170 Mt. Airy Road

Basking Ridge, New Jersey 07920

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 24, 2005

To:	The Shareholders of Hooper Holmes, Inc., a New York corporation

Date:	Tuesday, May 24, 2005

Time:	11:00 a.m. EDT

Place:	Corporate Headquarters Hooper Holmes, Inc. 170 Mt. Airy Road Basking Ridge, New Jersey 07920

Items of Business:	1. Elect three members of the Board of Directors;

2.      Ratify the appointment of the firm of KPMG LLP as the independent registered public accounting firm of our consolidated financial statements as of and for the fiscal year ending December 31, 2005; and

3. Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Record Date:	Our Board of Directors has fixed the close of business on April 8, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

Annual Report:	Our 2004 annual report to shareholders, which includes our annual report on Form 10-K for the 2004 fiscal year, is enclosed, though it is not part of this proxy solicitation.

It is important that your shares be represented and voted at the meeting. Shareholders of record may vote in one of two ways:

•	complete, sign, and return the enclosed proxy card; or

•	cast your ballot at the meeting.

Even if you plan to attend the annual meeting, we would appreciate receiving your voting instructions before that date. If your shares are held in the name of a bank, broker, or other holder of record, you should receive instructions to follow for your shares to be voted. Your proxy may be revoked at any time either before or at the annual meeting.

By Order of the Board of Directors,

Robert William Jewett Secretary

April 22, 2005

Please sign the enclosed proxy and return it promptly in the envelope enclosed which requires no postage if mailed in the United States.

HOOPER HOLMES, INC.

170 Mt. Airy Road

Basking Ridge, New Jersey 07920

PROXY STATEMENT

FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 24, 2005

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Hooper Holmes, Inc., a New York corporation (which we sometimes refer to as “Hooper Holmes,” the “Company,” “we,” “us” or “our”), is sending these proxy materials to you on or about April 22, 2005, in connection with our solicitation of proxies for use at the Company’s annual meeting of shareholders. The meeting is scheduled to take place on Tuesday, May 24, 2005 at the Company’s headquarters located at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2004 annual report on Form 10-K is also enclosed.

Q:	Who is paying for this solicitation?

A:	We are paying for the solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement, the proxy card and any additional information furnished to shareholders in connection with the matters to be voted on at the annual meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others for forwarding to the beneficial owners. We will reimburse persons representing beneficial owners for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other of our employees for their services in soliciting proxies.

Q:	What proposals will be voted on at the meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

•	the election of three directors to the Board

•	the ratification of the appointment of KPMG LLP as the independent public accounting firm of our consolidated financial statements as of and for the fiscal year ending December 31, 2005

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s common stock, $0.04 par value per share, owned by you as of the close of business on April 8, 2005, the record date for the determination of shareholders entitled to notice of, and the right to vote at, the meeting (the “Record Date”), may be voted by you. These shares include those:

(1)	held directly in your name as the shareholder of record; and

(2)	held for you as the beneficial owner through a stockbroker, bank or other nominee.

At the close of business on the Record Date, we had approximately 65,250,000 shares of common stock outstanding and entitled to vote. Each holder of record of our common stock outstanding on the Record Date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with the Company’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the transfer agent on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the Company or to vote in person at the meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and also are invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card and return it to your broker or nominee so that you receive a legal proxy to present at the meeting.

Q:	How can I vote my shares at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the annual meeting, we recommend that you also return your completed proxy card so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote “FOR” each of the director nominees for the Board and “FOR” the ratification of KPMG LLP as the independent registered public accounting firm with respect to our consolidated financial statements as of and for the year ending December 31, 2005.

Q:	What is the quorum for the meeting?

A:	In accordance with the Company’s bylaws, the presence in person or by proxy of a majority of the shares of our common stock issued and outstanding and entitled to vote on the Record Date is required for a quorum at the annual meeting. All shares that are voted “FOR” or “AGAINST” any matter, votes that are “WITHHELD” for Board nominees, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

“Broker non-votes” includes shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record owners of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters. The proposals to be voted upon at the annual meeting (i.e., the election of three directors to the Board and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm with respect to our consolidated financial statements as of and for the year ending December 31, 2005) are considered routine matters.

If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If, in accordance with our bylaws, a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.

Q:	How may I vote on the matters to be voted on at the meeting?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the proposal regarding the ratification of the selection of KPMG LLP as the independent registered public accounting firm with respect to our consolidated financial statements as of and for the year ending December 31, 2005, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you sign your proxy card without indicating your vote on the proposals, your shares will be voted in accordance with the recommendations of the Board.

Q:	What vote is required with respect to the matters before the shareholders at the annual meeting?

A:	Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote (that is, the three nominees receiving the greatest number of votes cast will be elected). Votes that are “WITHHELD” will not have an effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the meeting will be required to approve the proposal relating to the ratification of the appointment of KPMG LLP as the independent registered public accounting firm with respect to our consolidated financial statements as of and for the year ending December 31, 2005.

Under the laws of the State of New York, our state of incorporation, “votes cast” at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Although they are considered in determining the presence of a quorum, abstentions and broker non-votes will not be considered “votes cast” and, accordingly, will have no effect on the outcome of the vote on the proposals presented to the shareholders at the annual meeting.

All votes will be tabulated by a representative of the inspector of elections appointed for the annual meeting. This representative will separately tabulate affirmative and negative votes, abstentions and broker-non-votes. Registrar and Transfer Company has been appointed as the inspector of elections for the annual meeting.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by (i) executing and submitting a revised proxy that is properly signed and bears a later date, (ii) sending a properly signed written notice to our Secretary, or (iii) attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you have instructed a broker, trustee or other nominee to vote your shares, you must follow the directions received from your broker, trustee or other nominee to change those instructions.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I attend the meeting?

A:	You may attend the meeting if you are listed as a shareholder of record as of the Record Date and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of a brokerage statement showing your share ownership as of the Record Date or a legal proxy if you wish to vote your shares in person at the meeting. In addition to the items above, you should bring proof of identification.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2005.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned to the Company and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except (1) as needed to permit the Company to tabulate and certify the vote, (2) as required by law, or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:	Can I vote on other matters?

A:	Our bylaws limit the matters presented at the annual meeting to those in the notice of the meeting and those otherwise properly brought before the meeting. We do not expect any other matter to come before the meeting. If any other matters are presented at the annual meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Annual Report to Shareholders

A copy of Hooper Holmes, Inc.’s annual report to shareholders which includes its annual report on Form 10-K for the 2004 fiscal year accompanies this proxy statement. Shareholders may also obtain, free of charge, a copy of the 2004 Form 10-K, without exhibits, by writing to Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, Attention: Corporate Secretary. The annual report on Form 10-K is also available through Hooper Holmes’ website at www.hooperholmes.com. The annual report on Form 10-K is not proxy soliciting materials.

CORPORATE GOVERNANCE

Hooper Holmes’ common stock is listed on the American Stock Exchange, which is referred to in this proxy statement as the AMEX.

Our corporate governance documents (including our Code of Conduct and Ethics and the charters for each of our Board committees) are posted on our website at www.hooperholmes.com. Printed copies of these documents are also available to shareholders upon written request directed to our Secretary at the following address: Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Code of Conduct and Ethics

Hooper Holmes has adopted a Code of Conduct and Ethics to provide standards for ethical conduct in dealing with agents, customers, suppliers, political entities and others. The Code of Conduct and Ethics applies to all of our directors, officers and employees (and those of our subsidiaries), including our Chief Executive Officer, Chief Financial Officer and Controller.

Lead Director

In 2004, the Board established the position of “Lead Director” to enhance the independence of the Board and strengthen the Board’s oversight of the Company. The Lead Director’s responsibilities include: (i) assisting in the preparation of the agenda for Board meetings; (ii) initiating regular and special meetings of the non-management Board members; (iii) presiding at Board meetings at which the Chairman is not present; (iv) participating in the determination of the duties and membership of Board committees; (v) facilitating communication between members of the Board and the Company’s officers; (vi) conducting exit interviews with resigning senior managers; and (vii) performing other functions as directed by the Board.

INFORMATION ABOUT OUR BOARD AND ITS COMMITTEES

Director Independence

The AMEX Company Guide requires that at least a majority of the members of our Board be “independent directors” within the meaning of the listing standards of the AMEX. To be an “independent director,” a director must not have a material relationship with Hooper Holmes, either directly or as a partner, shareholder or officer of an organization that has a relationship with Hooper Holmes, that would interfere with the exercise of independent judgment. In making this determination, the Board considers all relevant facts and circumstances and applies the following standards, certain of which are set forth in the listing standards of the AMEX:

•	A director who is employed by the Company or any of its affiliates, or whose “immediate family member” (which would include a person’s spouse, children, siblings, in-laws, and anyone who resides in such person’s home) is an executive officer of the Company or any of its affiliates, is not independent until three years after the end of the employment.

•	A director who receives, or whose immediate family member receives, more than $60,000 in payments from us or any of our affiliates, other than compensation for Board or Board committee service, during any period of 12 consecutive months is not independent until three years after his or her (or the immediate family member’s) receipt of such payments.

•	A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current fiscal year or any of the past three fiscal years that exceed in such year the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000, other than payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs, is not independent until three years after such payments are made or received.

•	A director who is or was, or whose immediate family member is or was, employed as an executive officer of another company for which any of the Company’s present executive officers serves or served on the compensation committee is not independent until three years after the end of the employment relationship.

•	A director who was, or whose immediate family member was, a partner or employee of the Company’s internal or outside auditor who worked on the Company’s audit during the time of his status as such is not independent until three years after the end of the employment or other relationship with such auditor.

•	A director who is a current partner or employee of the Company’s internal or outside auditor, or whose immediate family member is either (i) a current partner of the Company’s internal or outside auditor or (ii) a current employee of the Company’s internal or outside auditor and participates in the firm’s audit, assurance or tax compliance practice, is not independent.

The Board has affirmatively determined that the following directors are “independent” of Hooper Holmes, Inc. within the meaning of the listing standards of the AMEX: Benjamin A. Currier, Dr. Leslie Hudson, Quentin J. Kennedy, Roy E. Lowrance and Dr. Elaine L. Rigolosi.

Board Structure

Our bylaws provide that the number of directors serving on our Board shall consist of not less than three and not more than nine members. As of the date of this proxy statement, our Board has eight members.

Our bylaws provide that the members of Board shall be divided, with respect to the time for which they severally hold office, into three classes, with each class to consist as nearly as practicable of an equal number of directors. The members of each class of directors are elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier resignation or removal.

Board Committees

The Board of Directors currently has the following standing committees:

•	Management and Planning Committee;

•	Audit Committee;

•	Governance and Nominating Committee; and

•	Compensation Committee.

Each of the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee has a written charter approved by the Board. These charters are posted on our website at www.hooperholmes.com. The members of the committees (including the chair person of each committee) are identified in the following table:

Director	Management and Planning	Audit	Governance and Nominating	Compensation
James M. McNamee	X
Kenneth R. Rossano	X
G. Earle Wight	Chair
Benjamin A. Currier		X	Chair	X
Quentin J. Kennedy		Chair	X
Dr. Elaine L. Rigolosi		X	X	Chair
Dr. Leslie Hudson				X
Roy E. Lowrance		X

Management and Planning Committee

The Management and Planning Committee was formed in 2005 and replaced the Executive Committee. The Management and Planning Committee’s purpose is to review the Company’s long-term objectives, including but not limited to such items as profitability, growth rate and research and development of new markets. The committee oversees the process of preparing a management plan to achieve these objectives. Individual strategies, tactics and implementation plans are reviewed with management and shared with the full board prior to new capital investment. The Management and Planning Committee is comprised of three members.

Prior to its replacement, the Executive Committee exercised the authority of the Board of Directors in certain corporate matters between meetings and exercised specific powers and authority lawfully delegated to it by the Board of Directors from time to time. The Executive Committee met once in fiscal 2004.

Audit Committee

As specified in the Audit Committee’s charter, the Audit Committee was established to assist the Board in fulfilling its oversight responsibilities, primarily through:

•	overseeing management’s conduct of the Company’s financial reporting process and systems of internal accounting and financial controls;

•	monitoring the independence and performance of the Company’s independent registered public accounting firm; and

•	providing an avenue of communication among the independent registered public accounting firm, management and the Board.

The Audit Committee is comprised of four members, each of whom satisfies the independence standards specified in Section 121A of the AMEX listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that Quentin J. Kennedy, the committee’s chair, qualifies as an “audit committee financial expert” as that term is used in Section 401(h) of Regulation S-K promulgated under the Exchange Act.

The Audit Committee charter provides that the committee’s responsibilities and duties are:

(1)	oversight of the Company’s internal controls, which encompasses: the annual review of the internal audit budget, staffing and audit plan, material findings of internal audit reviews and management’s response, and the effectiveness of or weaknesses in such controls; obtaining from the independent registered public accounting firm its recommendations regarding the Company’s internal controls; review of the appointment and performance of the senior internal auditor, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function;

(2)	the evaluation of the performance and independence of the independent registered public accounting firm, which encompasses: conferring with the independent registered public accounting firm concerning the scope of its examinations of the Company’s books and records; review of the scope, plan and procedures to be used on the annual audit; review of the results of the annual audits and interim financial reviews performed by the independent registered public accounting firm; inquiring into accounting adjustments that were noted or proposed by the independent registered public accounting firm but were passed as immaterial or otherwise; review, at least annually, of a report by the independent registered public accounting firm as to the independent registered public accounting firm’s internal quality control procedures; and pre-approval of the fees for all audit and other services performed by the independent registered public accounting firm;

(3)	the review of the Company’s audited annual and interim financial statements, which encompasses: the review of significant estimates and judgments underlying such financial statements, all critical accounting policies identified by the independent registered public accounting firm, major changes to the Company’s accounting principles and practices and material questions of choice with respect to such principles and practices; review of earnings press releases; review of related party transactions and other matters relating to the financial affairs of the Company and its accounts; and

(4)	the review of the Company’s compliance with laws, regulations and policies.

The Audit Committee met 22 times in fiscal 2004. See the “Report of the Audit Committee” below for more information.

Governance and Nominating Committee

The Governance and Nominating Committee’s purpose is to:

•	recommend to the Board persons to be nominated for election as directors;

•	recommend to the Board principles for governance of the Company; and

•	oversee the evaluation of the Board and management.

The charter of the Governance and Nominating Committee provides that the committee is to have such number of directors as determined by the Board. Except as otherwise permitted, each of the committee members is to be an “independent director” as defined by applicable AMEX listing standards. The Governance and Nominating Committee has three members, each of whom are independent under the AMEX listing standards.

Under applicable AMEX listing requirements, at least a majority of the members of the Board must meet the definition of “independent director” set forth in such listing requirements. The Governance and Nominating Committee believes it appropriate for one or more key members of the Company’s management to participate as members of the Board. The Governance and Nominating Committee also believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The Governance and Nominating Committee’s goal is to assemble a Board that brings to the Company a diversity of experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They should have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Governance and Nominating Committee to perform all Board and committee responsibilities. They should also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Members of the Board are expected to rigorously prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, in the best interests of the Company and its shareholders.

The Governance and Nominating Committee will consider candidates for directors recommended by shareholders, provided that any such recommendation is sent in writing to the Corporate Secretary at least 120 days prior to the anniversary of the date proxy statements were mailed to shareholders in connection with the prior year’s annual meeting of shareholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his or her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The Governance and Nominating Committee will evaluate any candidates recommended by shareholders in accordance with the above procedures and against the same criteria applicable to the evaluation of candidates proposed by directors or management.

The Governance and Nominating Committee met 12 times in fiscal 2004.

Compensation Committee

The Compensation Committee consists of three members of the Board, each of whom is an “independent director” as defined by applicable AMEX listing standards.

In accordance with the Compensation Committee’s charter, the committee, among other matters, annually reviews and recommends to the Board the compensation of the Chief Executive Officer of the Company and, based in part upon his recommendation, determines the compensation of the other members of the senior management of the Company. The committee also periodically reviews and recommends to the Board the compensation for the Company’s outside directors. The Committee also prepares a report to shareholders (contained in the proxy statement for our annual meetings of shareholders) that addresses the Company’s compensation policies for the executive officers, the Committee’s basis for determining the compensation of the Chief Executive Officer for the past fiscal year, and the relationship between compensation and the Company’s performance for the past fiscal year.

The Compensation Committee also administers the Company’s Stock Option Plans and determines the amount and terms of the options granted under the plans. The committee also administers the 2004 Employee Stock Purchase Plan.

The Compensation Committee met six times in fiscal 2004.

Board Meetings

During the year ended December 31, 2004, our Board held four regular meetings and five special meetings, in addition to taking other actions by unanimous written consent in lieu of a meeting. Each Board member attended more than 75% of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member during fiscal 2004. Except for John E. Nolan, who retired from the Board in March 2005, all directors of the Company at the time of the 2004 annual meeting of shareholders attended that meeting. Directors are encouraged but not required to attend the annual meetings of shareholders.

Our Board has designated Benjamin A. Currier as Lead Director to preside over meetings of the independent directors.

Contacting Our Board

Shareholders wishing to communicate with the Board of Directors or a particular director may send written communications to the Secretary of the Corporation at 170 Mt. Airy Rd., Basking Ridge, New Jersey 07920. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Compensation of Directors

The Company compensates only those directors who are not current employees of the Company for service on the Board. The following table provides information concerning compensation paid to non-employee directors who served on the Board during 2004.

Non-Employee Director Compensation Table

For Fiscal 2004

Nature of Director Compensation	Amount(1)
Annual Board Retainer	$16,000
Annual Committee Fees
Committee Chairs	$4,000
Other Committee Members	$4,000
Fees for Board Meetings/Teleconferences Attended:
Regular or Special Meetings	$2,000	per meeting
Teleconferences	$1,000	per teleconference
Fees for Committee Meetings/Teleconferences Attended:
Regular or Special Meetings	$1,000	per meeting
Teleconferences	$500	per teleconference
Restricted Stock Grant	5,000	shares(1)

(1)	Each non-employee director received, as additional compensation for services, 5,000 shares of the Company’s common stock on each of January 31, 2003, 2004 and 2005 in accordance with a resolution of the Board dated January 28, 2003.

Effective January 1, 2005, non-employee directors will be compensated in accordance with the following schedule:

Nature of Director Compensation	Amount
Annual Board Retainer
Lead Director	$30,000
Other Non-Employee Directors	$20,000
Annual Committee Fees
Audit Committee Chair	$12,000
Other Committee Chairs	$8,000
Audit Committee Members	$8,000
Other Committee Members	$6,000
Fees for Board Meetings/Teleconferences Attended:
Regular or Special Meetings	$2,500	per meeting
Teleconferences	$1,500	per teleconference
Fees for Committee Meetings Attended:
Regular or Special Meetings	$1,500	per meeting
Teleconferences	$750	per meeting
Restricted Stock Grant	5,000	shares

On March 20, 1997, each non-employee director then serving on the Board received a one time grant of an option to purchase 25,000 shares (200,000 after adjustment for three subsequent two-for-one stock splits) of the Company’s common stock under the 1997 Director Option Plan. This plan, which as of December 31, 2004 had options to purchase 200,000 shares available for granting, provides that each new non-employee director shall receive a grant of an option to purchase 25,000 shares of the Company’s common stock. Accordingly, Dr. Hudson and Mr. Lowrance will each receive a grant of options to purchase 25,000 shares of the Company’s common stock under this plan. No options may be granted under this plan after May 27, 2007.

In addition to the above compensation, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Director Indemnification

The Company has entered into supplemental indemnity agreements with each of its directors (and executive officers). The indemnity agreements require the Company to indemnify each such person for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of his or her status as a director or officer of the Company. If the action is brought by or in the right of the Company, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of the Company (or, in the case of service to another entity, not opposed to the interest of the Company).

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present information regarding ownership of our common stock as of April 8, 2005, by: (i) all those known by the Company to be beneficial owners of more than five percent of our common stock; (ii) each of the executive officers named in the Summary Compensation Table presented below under “Compensation of Executive Officers”; (iii) all directors and director nominees; and (iv) all of our current executive officers and directors as a group. The information provided in the tables below is based on information filed with the SEC and information provided to or otherwise known by us.

The information in the tables has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. If two or more persons share voting or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the applicable table.

Security Ownership of Beneficial Owners

The following table sets forth information concerning ownership of the Company’s common stock, as of April 8, 2005, by each person known by the Company to be the beneficial owner of more than five percent of the common stock, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, other than directors and executive officers whose beneficial ownership is reflected in the second table below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Company Common Stock
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	6,963,408	(1)	10.71%
State Street Research & Management Company One Financial Center, 31st Floor Boston, MA 02111-2690	5,362,780	(2)	8.25%
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	4,177,190	(3)	6.4%
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street, San Francisco, CA 94105	3,280,714	(4)	5.04%

(1)	Royce & Associates, LLC filed an amended statement on Schedule 13G on January 28, 2005, disclosing that on December 31, 2004, it beneficially owned 6,963,408 shares of our common stock, representing 10.71% of the total number of shares of common stock then outstanding. The amended Schedule 13G indicates that Royce & Associates has sole voting and investment power with respect to all of these shares.

(2)	State Street Research & Management Company filed a statement on Schedule 13G on January 27, 2005, disclosing that on December 31,2004, it beneficially owned 5,362,780 shares of our common stock, representing 8.25% of the total number of shares of common stock then outstanding. The Schedule 13G indicates that State Street Research & Management Company has sole voting and investment power with respect to all of these shares, but disclaims any beneficial interest in such shares.

(3)	Putnam, LLC d/b/a Putnam Investments, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., filed a statement on Schedule 13G on February 11, 2005, disclosing that on December 31, 2004, Putnam, LLC, through two of its subsidiaries, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, beneficially owned an aggregate of 4,177,190 shares of our common stock, representing 6.4% of the total number of shares of common stock then outstanding. The Schedule 13G indicates that Putnam Investment Management, LLC has shared investment power with respect to 2,578,500 shares. The Putnam Advisory Company, LLC has shared voting power with respect to 1,144,490 shares and shared investment power with respect to 1,598,690 shares.

(4)	Barclays Global Investors, NA and Barclays Global Fund Advisors filed a statement on Schedule 13G on February 14, 2005, disclosing that on December 31, 2004, they beneficially owned an aggregate of 3,280,714 shares of our common stock, representing 5.04% of the total number of shares of common stock then outstanding. The Schedule 13G indicates that Barclays Global Investors, NA has sole voting power with respect to 1,487,265 shares and sole investment power with respect to 1,711,028 shares. Barclays Global Fund Advisors has sole voting and investment power with respect to 1,569,686 shares. The Schedule 13G indicates that the shares are being held in trust accounts for the economic benefit of the beneficiaries of those accounts.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning ownership of our common stock, as of April 8, 2005, by (i) each director and director nominee of the Company, (ii) the Chief Executive Officer, (iii) the other executive officers named in the Summary Compensation Table set forth under “Compensation of Executive Officers” below, and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated below, the address for each beneficial owner is 170 Mt. Airy Road, Basking Ridge, New Jersey, 07920.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Company Common Stock
James M. McNamee (2) (9)	3,622,233	5.21%
Kenneth R. Rossano (3) (9)	1,754,424	2.52%
G. Earle Wight (4)	398,004	*
Benjamin A. Currier (9)	136,721	*
Quentin J. Kennedy (9)	253,000	*
Dr. Elaine L. Rigolosi (5) (9)	183,400	*
Dr. Leslie Hudson	—	*
Roy E. Lowrance	—	*
Fred Lash (6) (9)	571,936	*
Alexander Warren (7) (9)	334,903	*
David J. Goldberg (9)	262,466	*
Daniel R. Ross (9)	15,000	*
All directors and executive officers as a group (14 persons) (10)	7,764,014	11.17%

*	Less than 1%

(1)	Unless otherwise indicated below, each director and executive officer has sole voting and investment power with respect to such shares.

(2)	Includes 1,257,933 shares held by Mr. McNamee and his spouse, Patricia, as joint tenants, and 74,300 shares held by Mr. McNamee’s spouse, Patricia.

(3)	Includes 479,648 shares held by Mr. Rossano’s spouse, Cynthia and 967,680 shares held by The Cynthia W. Rossano 1991 Trust, of which Mr. and Mrs. Rossano are trustees with sole voting and dispositive power.

(4)	Includes 345,460 shares held by 874367 Ontario, Inc., a corporation of which Mr. Wight and his spouse, Sonia, are the controlling shareholders.

(5)	Includes 3,600 shares held by Dr. Rigolosi’s spouse, Robert.

(6)	Includes 2,400 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants.

(7)	Mr. Warren ceased to be an executive officer of the Company on March 18, 2005. Mr. Warren’s address is 9 Argyle Court, Summit, New Jersey 07901.

(8)	Includes 5,000 shares held by Mr. Ross and his spouse, Tamara, as joint tenants.

(9)	Includes shares which certain of our directors, executive officers and a former executive officer, Alexander Warren, have the right to acquire within 60 days after April 8, 2005 upon exercise of outstanding options as follows:

Name of Director/Executive Officer	Number of Shares
James M. McNamee	2,290,000
Kenneth R. Rossano	200,000
Benjamin A. Currier	100,000
Quentin J. Kennedy	200,000
Dr. Elaine L. Rigolosi	160,000
Fred Lash	540,000
Alexander Warren	313,100
David J. Goldberg	233,000
Daniel R. Ross	10,000

(10)	Includes shares which current executive officers and directors have the right to acquire within 60 days after April 8, 2005 upon exercise of outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the members of our Board shall be divided into three classes, whose terms of office expire at different times in annual succession. The bylaws allow our Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than three or more than nine. Currently, our Board has eight members.

Generally, each class of directors is elected for a term expiring at the annual meeting of shareholders to be held three years after the date of election. There are three nominees for election as directors this year. Each of the nominees other than Dr. Hudson (who was appointed to the Board in March 2005) has served as a director since the last annual meeting. Mr. Currier was first elected to the Board at the 1996 annual meeting; Dr. Rigolosi, at the 1989 annual meeting. Each of the nominees has been nominated to stand for election at the 2005 annual meeting, to hold office until our 2008 annual meeting of shareholders and until their successors are elected and qualified.

If, prior to the 2005 annual meeting, any of the nominees becomes unavailable to serve as a director, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. As of the mailing of these proxy materials, the Board knows of no reason why any of the director nominees would not be available to serve as a director.

The persons named as proxies in the enclosed proxy, who have been so designated by the Board, intend to vote “FOR” the election of each of the three nominees unless otherwise instructed in the proxy.

Nominees for Directors

Information concerning the nominees selected by the Board as of April 8, 2005, as well as each of our other current directors who will hold office following the 2005 annual meeting, is set forth below:

Name/Director Since/Age	Principal Occupation, Positions with Company, Business Experience in Last Five Years
Benjamin A. Currier Director since 1996 Age 71	Mr. Currier was Senior Vice President of Operations for Security Life of Denver Insurance Company, a subsidiary of ING/Barings, in Denver, Colorado prior to his retirement in 1997. He is the Lead Director, Chair of the Governance and Nominating Committee, and a member of the Audit Committee and the Compensation Committee.

Dr. Elaine L. Rigolosi Director since 1989 Age 60	Dr. Rigolosi, Ed.D, J.D., is Professor of Education, Department of Organization and Leadership, Teachers College, Columbia University. She has been associated with Columbia University since 1976, and has maintained a private consulting practice in management for health care organizations since 1974. Dr. Rigolosi is the Chair of the Compensation Committee, and a member of the Audit Committee and the Governance and Nominating Committee.

Dr. Leslie Hudson Director since March 2, 2005 Age 58	Dr. Hudson has been the Vice Provost for Strategic Initiatives at the University of Pennsylvania since July 2003 and is responsible for the University’s technology transfer and commercialization, corporate research and development collaborations and regional economic development efforts. Dr. Hudson worked at Repligen Corporation, based in Cambridge, Massachusetts, and then at Pharmacia, where he became Group Vice President and General Manager of Ophthalmology in 2002. Prior to his tenure with Repligen, he worked at Glaxo from 1988 to 1994, where he served in several senior level research positions. Dr. Hudson earned a bachelor’s degree in zoology from the Imperial College of Science, Technology and Medicine, University of London, in 1968. He received a doctorate in immunology from the Imperial College and Middlesex Hospital Medical School, University of London, in 1975. Dr. Hudson serves on the Compensation Committee.

Vote Required

A plurality of the votes cast is required to elect the nominees as directors. You may not cumulate your votes in the election of directors. The three nominees receiving the highest number of affirmative votes will be elected to the Board. You may withhold authority to vote for any or all nominees for directors.

The Board of Directors recommends a vote “FOR” each of these nominees as directors.

Directors Continuing in Office

Directors whose Terms Expire at the Annual Meeting of Shareholders in 2006

Name/Director Since/Age	Principal Occupation, Positions with Company, Business Experience in Last Five Years
Quentin J. Kennedy Director since 1991 Age 71	Mr. Kennedy was Executive Vice President, Secretary, Treasurer and Director of Federal Paper Board Company in Montvale, New Jersey until his retirement in 1996. Mr. Kennedy is the Chair of the Audit Committee and a member of the Governance and Nominating Committee.

Roy E. Lowrance Director since March 2, 2005 Age 54	Mr. Lowrance has served as the Chief Technology Officer and Chief Architect for Capital One Financial Corporation since 2002. His responsibilities at Capital One include heading the Strategic Technology and Global Architecture groups, being jointly responsible for leading the development of Capital One’s IT strategy and leading all of its patent activity. From 2000 to 2002, Mr. Lowrance served as a vice president, director and partner of Boston Consulting Group. Prior to that, he was the Head of Operations and Chief Information Officer of Corio, Inc. Mr. Lowrance received a B.A. in mathematics from Vanderbilt University in 1971 and an M.B.A. from Harvard University in 1979. Mr. Lowrance serves on the Audit Committee.

Directors whose Terms Expire at the Annual Meeting of Shareholders in 2007

Name/Director Since/Age	Principal Occupation, Positions with Company, Business Experience in Last Five Years
James M. McNamee Director since 1984 Age 60	Mr. McNamee has served as Chairman of the Board of Directors of the Company since 1996 and as President and Chief Executive Officer of the Company since 1984. He has been an employee of the Company since 1968. Mr. McNamee is a member of the Management and Planning Committee.

Kenneth R. Rossano Director since 1967 Age 70	Mr. Rossano is a private investor. From 1992 to 1999, he was a Senior Vice President of Cassidy & Associates in Boston, Massachusetts. He is a member of the Management and Planning Committee. Mr. Rossano is also a director of Active International, Inc. and Chairman of Gibbs College, located in Boston, Massachusetts.

G. Earle Wight Director since 1966 Age 71	Mr. Wight was Senior Vice President of the Company from 1985 until his retirement in 2002. Mr. Wight is the Chair of the Management and Planning Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005. KPMG LLP (and its predecessors) has served as the Company’s auditors since 1980. Services provided to the Company by KPMG LLP during 2004 are described below under “Fees Paid to Independent Registered Public Accounting Firm.”

In accordance with the Audit Committee charter, the Board has directed management to submit the appointment of the independent registered public accounting firm for ratification by the shareholders at the annual meeting. Although ratification of this appointment by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by an independent registered public accounting firm in maintaining the integrity of accounting controls and financial reporting. Notwithstanding its appointment, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its appointment.

Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Vote Required

Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2005 requires the affirmative vote of the majority of the votes cast at the meeting.

The Board recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for the oversight of the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the performance of the internal audit function and independent audit, and the independence and qualifications of our independent registered public accounting firm, who report directly to the Audit Committee. The Audit Committee operates under a charter approved by the Board. The full text of the Audit Committee charter is available on our website at www.hooperholmes.com. As of the date of this proxy statement, the Audit Committee was comprised of four directors, each of whom has been determined to be independent within the meaning of rules adopted by the SEC, and the listing standards of the AMEX.

Our management has responsibility for preparing our consolidated financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an audit of the consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States), and for issuing reports on the results of their audits.

In this context, the Audit Committee hereby reports as follows:

1.	the Audit Committee has met with management and KPMG LLP, and reviewed and discussed with them the audited consolidated financial statements as of and for the fiscal year ended December 31, 2004;

2.	the Audit Committee has discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380);

3.	the Audit Committee has received from and discussed with KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, regarding the firm’s independence; and

4.	based upon the review and discussions described in the preceding paragraphs 1 through 3 above, and the Audit Committee’s review of the representations of management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Quentin J. Kennedy, Chair

Benjamin A. Currier

Dr. Elaine L. Rigolosi

Roy E. Lowrance

The foregoing report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees paid or accrued for audit and other services rendered by KPMG LLP for 2004 and 2003.

	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003
Audit Fees (1)	$860,000	$146,000
Audit-related Fees (2)	$34,000	$13,000
Total Audit and Audit-Related Fees	$894,000	$159,000
Tax Fees (3)	$142,000	$203,000
All Other Fees (4)	$179,000	—
Total Fees	$1,215,000	$362,000

(1)	Audit fees for 2004 include the worldwide integrated audit (including the U.S. and U.K.) of the Company’s consolidated financial statements and audit of internal control over financial reporting, reviews of quarterly financial statements, and separate statutory audits in the U.K. Audit fees for 2003 include the worldwide integrated audit (including the U.S. and U.K.) of the Company’s consolidated financial statements and review of quarterly financial statements.

(2)	Audit-related fees in 2004 and 2003 consist principally of employee benefit plan audits and, in 2004, also include consultations and assistance in the preparation for the audit of internal control over financial reporting.

(3)	Tax fees include fees for tax compliance and related advisory services.

(4)	All Other Fees in 2004 represent fees in connection with the Audit Committee investigation, initiated in August 2004, into asserted violations of the Company’s Code of Conduct and Ethics and breaches of fiduciary duty by the Company’s President and Chief Executive Officer.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT

SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, in accordance with its charter, reviews and pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, and the related fees, prior to the firm’s engagement to provide such services. By resolution of the committee, the Chair of the committee may approve dollar amounts in excess of the fees established in such resolution(s), subject to ratification by the full committee at its next regular meeting. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. All services being provided by the independent registered public accounting firm are regularly reviewed. For 2004, all audit and non-audit services provided by KPMG LLP were approved in advance by the Audit Committee.

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position
James M. McNamee	60	Chairman of the Board, Chief Executive Officer and President, and a member of the Office of the Chair

Fred Lash	59	Senior Vice President, Chief Financial Officer and Treasurer

John L. Spenser	52	Executive Vice President, Chief Administrative & Technology Officer, and a member of the Office of the Chair

David J. Goldberg	48	Senior Vice President and Chief Marketing Officer

Daniel R. Ross	49	Executive Vice President and General Manager, Claims Evaluation Division, and a member of the Office of the Chair

Robert William Jewett	52	Senior Vice President, General Counsel and Secretary

Joseph A. Marone	49	Vice President and Controller

Information with respect to each of our executive officers other than James M. McNamee is provided below. Information regarding Mr. McNamee, who is a director as well as an executive officer of the Company, is provided in the discussion of Proposal No. 1 included in this proxy statement.

Fred Lash. Mr. Lash has served as Senior Vice President of the Company since 1993, as Chief Financial Officer since 1989 and as Treasurer since 1987. He has been an employee of the Company since 1987.

John L. Spenser. Mr. Spenser has served as Executive Vice President and Chief Administrative and Technology Officer since March 2005. He has been employed by Medicals Direct Group, Ltd. since 1997 (and was an owner of Medicals Direct Group, Ltd. at the time the Company acquired it in August 2002), and currently serves as its chief financial officer and chief information officer, as well as a Medicals Direct Group, Ltd. director.

David J. Goldberg. Mr. Goldberg has served as Senior Vice President and Chief Marketing Officer of the Company since January 2003. He was Senior Vice President of Sales and Marketing of the Company from 1997 until 2003. He has been an employee of the Company since 1979.

Daniel R. Ross. Mr. Ross has served as Executive Vice President and General Manager of the Company’s Claims Evaluation Division (formerly referred to as the Diversified Business Unit) since March 2005. He was Senior Vice President and General Manager of the Company’s Diversified Business Unit from July 2004 until March 2005, Vice President and General Manager of the Diversified Business Unit from June-July 2004, and Vice President and Director of Operations of our wholly-owned subsidiary, Allegiance Health, Inc., from January to June 2004. Mr. Ross was an owner and served as Chairman of Allegiance Health, Inc. from 1995 until the time the Company acquired Allegiance Heath, Inc. in January 2004.

Robert William Jewett. Mr. Jewett has served as Senior Vice President and General Counsel of the Company since 1991 and as Secretary since 1983. He has been an employee of the Company since 1981.

Joseph A. Marone, Jr. Mr. Marone has served as Vice President of the Company since 1999 and as Controller since 1992. He has been an employee of the Company since 1990.

Each of the Company’s executive officers is appointed by, and serves at the pleasure of, the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation paid by the Company for services rendered during fiscal 2004, 2003 and 2002 by the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company in fiscal 2004 other than the Chief Executive Officer (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)			Restricted Stock Awards ($)	Securities Underlying Options (#)	Long-Term Incentive Plan ($)			All Other Compensation ($) (2)
James M. McNamee Chairman, President and Chief Executive Officer	2004 2003 2002	$ $ $	750,000 700,000 635,000		— — —	$	— 91,071 —	(1)	— — —	— 350,000 100,000	$	— 9,165 —	(3)	$ $ $	113,498 113,730 113,480
Fred Lash Senior Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	$ $ $	241,500 230,000 223,000	$ $	— 20,000 210,000		— — —		— — —	— 60,000 30,000		— — —		$ $ $	36,851 37,083 36,833
David J. Goldberg Senior Vice President and Chief Marketing Officer	2004 2003 2002	$ $ $	227,000 201,375 183,750	$ $	— 100,000 70,000		— — —		— — —	— 20,000 20,000		— — —		$ $ $	13,891 14,298 14,048
Alexander Warren Senior Vice President, and General Manager, Health Information Division (4)	2004 2003 2002	$ $ $	232,500 218,750 145,000	$	— — 50,000		— — —		— — —	— 80,000 20,000		— — —		$ $ $	45,869 46,101 27,088
Daniel R. Ross Executive Vice President and General Manager, Claims Evaluation Division	2004		$228,000		—		—		—	10,000		—			$2,310

(1)	Includes club membership fees of $65,650.

(2)	The amounts disclosed in this column include:

(a)	The Company made contributions of the following amounts under the Company’s Salary Reduction Plan, a defined contribution plan, on behalf of Mr. McNamee ($2,768 in 2004, $3,000 in 2003 and $2,750 in 2002), Mr. Lash ($2,768 in 2004, $3,000 in 2003 and $2,750 in 2002), Mr. Goldberg ($2,593 in 2004, $3,000 in 2003 and $2,750 in 2002), Mr. Warren ($2,768 in 2004, $3,000 in 2003 and $2,750 in 2002) and Mr. Ross ($2,310 in 2004).

(b)	The Company paid premiums on whole-life insurance policies in the following amounts for Mr. McNamee ($106,155 in each of 2004, 2003 and 2002), Mr. Lash ($34,083 in each of 2004, 2003 and 2002), Mr. Goldberg ($11,298 in each of 2004, 2003 and 2002) and Mr. Warren ($43,101 in each of 2004 and 2003, and $24,338 in 2002).

(c)	The Company paid premiums on a disability insurance policy for Mr. McNamee of $4,575 in each of 2004, 2003 and 2002.

(3)	Represents the fair market value of the stock bonus awarded to Mr. McNamee under the CEO Compensation Plan, such plan providing for the potential awarding of annual stock bonuses.

(4)	Mr. Warren’s employment with the Company ended on March 18, 2005.

Option Grants in Last Fiscal Year

The following table provides details regarding stock options granted in 2004 to each of our Named Executive Officers. In addition, as required by the rules of the SEC, we have shown hypothetical gains or “option spreads” that would exist for their respective options. We do not have any outstanding stock appreciation rights.

Option Grants During 2004

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in 2004	Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value $ (2)
James M. McNamee	0
Fred Lash	0
David Goldberg	0
Alexander Warren	0
Daniel R. Ross	10,000	20%	$7.22	1/24/2014	37,100

(1)	The options reflected in this column, all of which were granted under the 1999 Employee Stock Option Plan, became exercisable on January 31, 2005 when the Board voted to immediately vest all unvested options having an exercise price greater than $5.05, the closing price of the Company’s stock on the AMEX on that date.

(2)	The valuation calculations are solely for purposes of compliance with the rules and regulations promulgated under the Exchange Act, and are not intended to forecast possible future appreciation, if any, in the price of the Company’s common stock. The grant date present value for the options reflected in the table is derived by using the Black-Scholes option pricing model with the following assumptions: the average dividend yield for the year ended December 31, 2004 of .82%; volatility of the common stock for the year ended December 31, 2004 of 51.35%; an annualized risk-free interest rate of 3.25% and an option term of 10 years. This valuation model was not adjusted for risk of forfeiture or the vesting restrictions applicable to these options. This valuation model does not necessarily represent the fair market value of individual options. At the expiration date, the options will have no actual value unless, and only to the extent that, the price of the common stock appreciates from the grant date to the exercise date. Grant date value = $3.71

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth as to each of the Named Executive Officers: (a) the number of exercisable and unexercisable options held on December 31, 2004, the last day of fiscal year 2004; and (b) the value of such options at December 31, 2004 (based on the closing price of $5.92 on December 31, 2004). The number of options set forth corresponds to the number of shares to which they relate. None of the named individuals exercised any options during fiscal year 2004.

			Number of Securities Underlying Unexercised Options at 12/31/04(#)		Value of Unexercised In-the- Money Options at 12/31/04(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
James M. McNamee	0	0	1,977,500	587,500	8,761,600	2,072,000
Fred Lash	50,400	$235,123	465,000	120,000	1,894,400	355,200
David Goldberg	0	0	185,700	67,500	462,944	118,400
Alexander Warren	0	0	223,100	127,500	684,352	473,600
Daniel R. Ross	0	0	10,000	0	0	0

(1)	Amount represents the difference between the exercise price and the fair market value on the date of exercise, multiplied by the number of options exercised.

(2)	Amount represents the difference between the exercise price and the fair market value on December 31, 2004 ($5.92), multiplied by the number of options exerciseable and unexerciseable, respectively.

Employment Contracts and Change-in-Control Arrangements

The McNamee Employment Agreement

In May 2003, the Company entered into an employment agreement, effective as of January 1, 2003 (the “McNamee Employment Agreement”), with Mr. McNamee under which Mr. McNamee is serving as the Company’s President and Chief Executive Officer. The McNamee Employment Agreement provides for the payment to Mr. McNamee of certain compensation and benefits (more specifically described below), both during the term of his employment and following the termination thereof, whether or not due to a “change in control,” as defined in the agreement. The agreement continues until Mr. McNamee’s termination of employment, unless amended pursuant to a written agreement signed by both the Company and Mr. McNamee. The agreement provides for:

•	a base salary of $700,000 per year or such higher rate as may be determined periodically by the Compensation Committee (Mr. McNamee received a base salary of $750,000 in 2004);

•	an annual cash bonus in such amount as may be determined by the Compensation Committee;

•	an annual stock award for continued satisfactory performance in an amount determined by the Compensation Committee; and

•	an annual stock bonus determined under a formula based on the annual growth rate in the Company’s earnings per share.

The stock award and the stock bonus may be paid, in whole or in part, in cash in lieu of shares of stock at the discretion of the Compensation Committee.

The McNamee Employment Agreement also provides for Mr. McNamee’s participation in the Company’s benefit plans, the use of a company-provided automobile, and certain other fringe benefits (e.g., financial planning).

Upon his termination, Mr. McNamee will receive any accrued but unpaid base salary for services rendered to his termination date, and any bonus earned for the fiscal year ending coincident with or prior to his termination date, as well as previously accrued but unpaid reimbursable expenses, vacation and deferred compensation to his termination date. In addition, if his termination is due to death or total disability, Mr. McNamee will receive a prorated portion of his stock bonus for the fiscal year in which his employment is terminated. Unless he is terminated “for cause” as defined in the agreement, Mr. McNamee will receive a retiree health benefit that allows him and his spouse to continue participation in those Company health benefit programs in which he is participating prior to his last day of employment, offset by any payments under Medicare. If Mr. McNamee’s termination is before age 65 and not due to death or for cause, the Company will pay the full premium of the life insurance policy in force under the Company’s supplemental retirement plan until he reaches age 65.

If Mr. McNamee’s employment is terminated by the Company for reasons other than death, total disability, a “change in control” or “cause,” or if he terminates his employment for “good reason” (as each of these terms are defined in the agreement), Mr. McNamee will receive a lump sum payment, payable within 60 days after his termination date, equal to twice the amount of the sum of:

•	his base salary immediately in effect prior to his termination date;

•	his cash bonus and stock award for the fiscal year immediately preceding the fiscal year in which his termination occurs; and

•	a pro-rated portion of his stock bonus for the fiscal year in which his termination occurs.

In addition to the retiree health benefit described in the preceding paragraph, he will also be entitled to continue to participate in the Company’s welfare benefit programs in which he was participating until the earlier to occur of the end of the 24-month period following his termination date or his death.

If Mr. McNamee’s employment is terminated:

•	prior to the date of a change in control and it is reasonably demonstrated that such termination either (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (ii) otherwise arose in connection with or in anticipation of a change in control; or

•	at any time prior to the end of the 24-month period following the date of a change in control (provided such termination was other than for reasons of death, total disability or cause);

or if Mr. McNamee terminates his employment for good reason within the 24-month period following the date of a change in control, then the provisions of the agreement described in the previous paragraph will not apply. Instead, the Company will pay Mr. McNamee a lump sum payment, payable within 60 days after his termination date, equal to three times the sum of:

•	his base salary at the highest rate in effect at any time prior to his termination date;

•	the amount of his cash bonus and stock award for the fiscal year immediately preceding the fiscal year in which his termination date occurs; and

•	a pro-rated portion of his stock bonus for the fiscal year in which his termination date occurs.

In addition to the retiree health benefit described above, Mr. McNamee will be entitled to continue to participate in the Company’s welfare benefit programs in which he was participating until the earlier of the end of the 36-month period after his termination date or his death.

For purposes of the agreement:

•	termination for “cause” generally means: termination by the Company following a conviction of a felony or criminal act involving, in the judgement of the Board, fraud, dishonesty or moral turpitude; refusal to perform required duties; fraud or embezzlement, gross misconduct or gross negligence; or breach of any applicable confidentiality, noncompete or non-solicitation covenants in the agreement.

•	termination by Mr. McNamee for “good reason” would occur if Mr. McNamee terminates his employment due to a change in his responsibilities, status or titles without his consent, the Company fails to meet its obligations under the agreement in any material respect for a period of 30 days, or if the Company fails to obtain an assumption of its obligations under the agreement by any successor to the Company;

•	a “change in control” would include: (i) any person’s becoming the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company); (ii) the incumbent directors’ ceasing to constitute at least a majority of the Board; and (iii) the Company’s shareholders’ approving a merger or consolidation of the Company with any other corporation, other than a transaction which would result in the voting securities of the Company outstanding prior to the transaction continuing to represent more than 50% of the combined voting power of the Company or the surviving entity following the transaction or if such transaction resulted in a recapitalization of the Company in which no person acquires more than 20% of the combined voting power of the Company’s then outstanding securities.

If any portion of the payments to Mr. McNamee under the agreement plus other payments from the Company become subject to the excise tax under Section 4999 of the Internal Revenue Code (for excess payments made in connection with a change of control), his payment from the Company shall be adjusted as follows: (1) if total payments subject to the tax do not exceed 115% of the maximum amount that can be paid to Mr. McNamee without an excise tax, the total payments to Mr. McNamee will be reduced to $1 less than the maximum payable without the tax, or (2) if total payments exceed 115%, Mr. McNamee will receive a “gross-up” payment intended to cover his liability for the excise tax and any income and excise taxes on the gross-up payment.

Mr. McNamee is not subject to the noncompete clause or the prohibition against soliciting customers in the agreement if his employment terminates on or after a change in control. He is subject to a confidentiality agreement and a limitation on soliciting services of the Company’s employees.

Agreement and General Release with Alexander Warren

On March 10, 2005, the Company and Alexander Warren, who then served as Senior Vice President and General Manager of our Health Information Division, entered into an agreement and general release, the material terms of which are as follows: (i) Mr. Warren’s last day of employment with the Company would be March 18, 2005; (ii) on or prior to April 1, 2005, the Company would pay Mr. Warren 12 months’ salary in the amount of $235,000, less lawful deductions, $9,250, less lawful deductions, for the use of the automobile leased for him by the Company for one year, and the cost of continuing his medical, dental and life insurance benefits for one year; (iii) Mr. Warren would provide a general release of the Company and its employees, affiliates and agents of and from all claims; and (iv) Mr. Warren would agree not to engage in any business in which the Company is currently engaged, in certain geographic areas, for one year.

Employment Retention Agreements

The Company has entered into employee retention agreements with each of the executive officers of the Company other than Mr. McNamee and Mr. Spenser, entitling each of them to certain benefits if his employment is terminated within two years of a change in control, as defined in such agreements.

Following a change in control, each executive officer is entitled to retain the same position, duties and compensation as he had prior to the change in control for a period of one or two years after the date of the change in control. After a change in control has occurred, if the executive officer’s employment is terminated by the Company or by the executive officer within two years of the date of the change in control (other than as a result of his death, disability or for cause as defined in the agreement), the executive officer is entitled to receive a lump sum payment in cash equal to the aggregate of:

(a)	to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement);

(b)	a pro rata portion of his recent bonus (as defined in the agreement, generally to be the highest guaranteed bonus to which he was entitled during the last three full fiscal years prior to the date of the change of control);

(c)	twice the sum of his highest base salary and recent bonus; and

(d)	all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company.

In addition, the executive officer will be entitled to receive during the two year period after the change in control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change in control.

In the event that the executive officer would be subject to an excise tax, then he is entitled to receive an additional payment such that after the executive officer pays such excise taxes, including any excise tax imposed on any portion of such additional payment, he will retain additional payments equal to the excise taxes imposed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information relating to Hooper Holmes’ equity compensation plans as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	10,523,850		$5.48	2,642,150	(3)
Equity compensation plans not approved by security holders	30,000	(2)	N/A	0
Total

(1)	As of December 31, 2004, the 2004 Employee Stock Purchase Plan, the 2002 Employee Stock Option Plan, the 1999 Employee Stock Option Plan, the 1997 Employee Stock Option Plan and the 1997 Director Option Plan were the five equity employee compensation plans of Hooper Holmes that were in effect and under which Hooper Holmes may make future awards. In addition, options to purchase common stock and restricted stock awards remain outstanding as of that date under three equity compensation plans: the 1997 CEO Option Plan, the 1992 Stock Option Plan and the 1994 Stock Option Plan.

(2)	On January 28, 2003, the Board awarded each non-employee director 15,000 shares of the Company’s common stock as additional Board compensation. Each non-employee director received 5,000 of these shares on January 31, 2003, 2004 and 2005.

(3)	Includes 2,000,000 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 200,000 shares available for future issuance under the 1997 Director Option Plan.

BENEFIT PLANS

401 (k) Plan

Under the Company’s 401(k) plan, employees eligible to participate in the plan (i.e., those with at least one year of service of greater than 1,000 hours of employment), may, in general contribute up to $14,000 of their eligible pay on a “pre-tax” basis. Highly compensated employees (i.e., those with wages in excess of $90,000 per year) may presently contribute up to 5.13% of their eligible pay on a pre-tax basis. Hooper Holmes matches 25% of the first 10% of a plan participant’s pre-tax contribution.

REPORT OF THE COMPENSATION COMMITTEE

The Hooper Holmes, Inc. Compensation Committee for 2004 was composed entirely of independent directors. Dr. Leslie Hudson became a member of the Board and the Compensation Committee in March 2005 and did not participate in any of the decisions addressed in this report.

The Compensation Committee establishes compensation policies for the Chief Executive Officer (CEO) and other executive officers and administers the Company’s programs for cash compensation and stock awards, bonuses and options. The committee annually reviews and recommends to the Board the compensation of the CEO.

For the CEO, the performance goals are both qualitative and quantitative. In addition to salary and cash bonus, the CEO may receive a stock award based on specific criteria reviewed annually by the Board. These criteria include corporate strategy and objectives, profitability, total return to shareholders and leadership development. When made in recent years, the stock award has been as much as 36,000 shares or their value in cash. No stock award was made for 2004.

The CEO may also receive a stock bonus measured by sustained increases in earnings per share. Over the past fifteen years, the stock bonus has ranged from zero to 46,000 shares. The stock bonus is intended to significantly align the interests of the CEO with the interests of all of the Company’s shareholders. No stock bonus was awarded the CEO for 2004.

During 2004, much of the Company’s management attention was diverted to an internal investigation that was brought to a conclusion by the end of the year. This diversion had adverse affects on profitability for the year. The CEO has received no cash bonus for 2004. And the CEO’s salary, $750,000, has not been increased for 2005.

Each year the Compensation Committee also reviews and determines the compensation of the other executive officers. In furtherance of the Company’s policy to provide incentives and to reward performance, compensation is based on specific criteria developed through the Company’s experience, including attainment of revenue and expense objectives, planning and organizational development and personal leadership. The weight accorded each of these factors is within the committee’s discretion and may depend on the Company’s performance during the year. No executive officers received cash bonuses for 2004.

The Board believes that management manages and the Board oversees the Company’s operations in the interests of the shareholders. It believes, further, that the shareholders’ interests are best served by executives and directors who are themselves shareholders. To that end, Hooper Holmes earlier instituted stock option programs for executives and directors, a three-year restricted stock program for directors, and a broad stock option program for employees. Because the stock option program for executives has not resulted in significantly increased stock ownership, the Company is planning to rely on restricted stock for this purpose in the future.

COMPENSATION COMMITTEE

Dr. Elaine L. Rigolosi, Chair
Benjamin A. Currier
Dr. Leslie Hudson

The foregoing report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

PERFORMANCE MEASUREMENT COMPARISON

The following graph compares the yearly change in the cumulative total shareholder return of an investment of $100 in cash on January 1,1999 in the Company’s common stock with the cumulative return on the S&P 500 Index and the Russell 2000 Index. All values are calculated as of December 31 of each year, and assume reinvestment of the full amount of all dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

This section of the proxy statement (including the performance graph) does not constitute soliciting material and should not be deemed filed or incorporated by reference in to any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of the 2004 fiscal year end were Dr. Elaine L. Rigolosi and Messrs. John E. Nolan and Benjamin A. Currier. None of the members of the committee during fiscal 2004 had at any time been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Compensation Committee during fiscal 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. G. Earle Wight and Kenneth R. Rossano, directors of the Company, are brothers-in-law.

Mr. Spenser is the owner of Douglas Consulting, Ltd., a United Kingdom corporation that performs information technology consulting services to Medicals Direct Group, Ltd. The aggregate fees paid to Douglas Consulting, Ltd. in 2004 was approximately $300,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of Section 16(a) forms they file. The Company has historically undertaken to make such filings on behalf of its directors and executive officers. Based solely on its review of such forms received by it and certain written representations made by its directors and executive officers, we are not aware of the failure of any person who, at any time during the Company’s last fiscal year served as a director or officer of the Company or is the beneficial owner of more than 10% of the Company’s Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act since the beginning of the last fiscal year or in prior fiscal years, except as described below:

•	John E. Spenser, Daniel R. Ross, Roy E. Lowrance and Dr. Leslie Hudson did not timely file initial statements of beneficial ownership on Form 3 after being elected officers or directors and Daniel R. Ross did not timely file a Form 4 report reflecting the acquisition of 5,000 shares in July 2004.

•	Quentin J. Kennedy, John E. Nolan and Kenneth A. Rossano did not timely file one report each relating to grants of options to purchase 200,000 [1] shares to each of them in 1997 and Kenneth A. Rossano did not timely file a Form 4 report reflecting the acquisition of 256,672 shares in September 2004.

•	G. Earle Wight did not timely file a Form 4 report reflecting the disposition of 513,344 shares in September 2004.

•	Benjamin A. Currier did not timely file four reports relating to seven transactions as follows: a grant of options to purchase 200,000 [1] shares in 1997, a February 1999 exercise of options to purchase 40,000 shares and the sale of such shares, a September 1999 exercise of options to purchase 40,000 shares and the sale of such shares and a September 2000 exercise of options to purchase 20,000 shares and the sale of such shares.

•	Elaine L. Rigolosi did not timely file four reports relating to seven transactions as follows: a grant of options to purchase 200,000 [1] shares in 1997, an August 1999 exercise of options to purchase

[1]	This 1997 grant to outside directors pursuant to the 1997 Director Option Plan was for 25,000 shares. With three subsequent two-for-one stock splits, these grants have become 200,000 present shares. All references to shares in this Section refer to shares of the Company’s common stock adjusted for all splits to the date of this proxy statement.

20,000 shares and the sale of such shares, a July 2000 exercise of options to purchase 10,000 shares and the sale of such shares and an August 2000 exercise of options to purchase 10,000 shares and the sale of such shares.

•	David J. Goldberg did not timely report options held in his initial statement of beneficial ownership on Form 3 on being elected as an officer in 2000 and did not timely file three other reports relating to three transactions as follows: grants of options to purchase 65,000 shares in 2001, 20,000 shares in 2002 and 20,000 shares in 2003.

•	Joseph A. Marone, Jr. did not timely report options held in his initial statement of beneficial ownership on Form 3 on being elected as an officer in 2000 and did not timely file four other reports relating to five transactions as follows: grants of options to purchase 45,000 shares in 2001, 12,000 shares in 2002 and 25,000 shares in 2003 and a March 2004 exercise of options to purchase 15,000 shares and the sale of such shares.

•	Alexander Warren did not timely report options held in his initial statement of beneficial ownership on Form 3 on being elected as an officer in 2000 and did not timely file three other reports relating to three transactions as follows: grants of options to purchase 65,000 shares in 2001, 20,000 shares in 2002 and 80,000 shares in 2003.

•	Steven Kariotis did not timely report options held in his initial statement of beneficial ownership on Form 3 on being elected as an officer in 2000 and did not timely file four other reports relating to five transactions as follows: grants of options to purchase 65,000 shares in 2001, 20,0000 shares in 2002 and 80,000 shares in 2003, a June 2001 exercise of options to purchase 40,000 shares and the sale of such shares.

•	Raymond A. Sinclair did not timely report options held in his initial statement of beneficial ownership on Form 3 on being elected as an officer in 2000 and did not timely file nine other reports relating to fifteen transactions as follows: grants of options to purchase 65,000 shares in 2001, 20,000 shares in 2002 and 35,000 shares in 2003, a January 2001 exercise of options to purchase 5,000 shares and the sale of such shares, a March 2001 exercise of options to purchase 13,000 shares and the sale of such shares; a June 2001 exercise of options to purchase 10,400 shares and the sale of such shares, a May 2002 exercise of options to purchase 10,000 shares and the sale of such shares, a June 2002 exercise of options to purchase 7,600 shares and the sale of such shares and a March 2003 exercise of options to purchase 13,000 shares and the sale of such shares.

•	Robert W. Jewett did not timely file twenty reports relating to twenty-nine transactions as follows: grants of options to purchase 42,000 shares in 1988, 128,000 shares in 1992, 48,000 shares in 1993, 41,600 shares in 1994, 121,600 shares in 1995, 64,000 shares in 1997, 60,000 shares in 1998, 24,000 shares in 1999, 40,000 shares in 2001, 12,000 shares in 2002 and 25,000 shares in 2003, a September 1996 exercise of options to purchase 42,000 shares and the sale of such shares, an October 1997 exercise of options to purchase 147,000 shares and the sale of such shares, a November 1997 exercise of options to purchase 17,000 shares and the sale of such shares, a May 1998 exercise of options to purchase 43,200 shares and the sale of such shares, a May 1999 exercise of options to purchase 32,000 shares and the sale of such shares, an August 1999 exercise of options to purchase 24,600 shares and the sale of such shares, a July 2000 exercise of options to purchase 32,000 shares and the sale of such shares, and a September 2000 exercise of options to purchase 34,200 shares.

•

Fred Lash did not timely file twenty-one reports relating to thirty-three transactions as follows: grants of options to purchase 54,000 shares in 1988, 170,000 shares in 1992, 144,000 shares in 1993, 84,000 shares in 1994, 210,400 shares in 1995, 160,000 shares in 1997, 100,000 shares in

1998, 40,000 shares in 1999, 75,000 shares in 2001, 30,000 shares in 2002 and 60,000 shares in 2003, a September 1996 exercise of 32,000 options to purchase shares and the sale of such shares, a December 1996 exercise of options to purchase 22,000 shares and the sale of such shares, a July 1997 exercise of options to purchase 90,000 shares and the sale of such shares, an April 1998 exercise of options to purchase 40,000 shares and the sale of such shares, a May 1998 exercise of options to purchase 20,000 shares and the sale of such shares, a March 1999 exercise of options to purchase 20,000 shares and the sale of such shares, an April 1999 exercise of options to purchase 40,000 shares and the sale of such shares, a September 1999 exercise of options to purchase 60,000 shares and the sale of such shares, a March 2000 exercise of options to purchase 74,000 shares and the sale of such shares, an August 2000 exercise of options to purchase 54,000 shares and the sale of such shares and a June 2001 exercise of options to purchase 40,000 shares and the sale of such shares.

•	James M. McNamee did not timely file twenty reports relating to twenty transactions as follows: grants of options to purchase 120,000 shares in 1988, 144,000 shares in 1990, 900,000 shares in 1992, 200,000 shares in 1993, 160,000 shares in 1994, 400,000 shares in 1995, 1,120,000 shares in 1997, 280,000 shares in 1998, 150,000 shares in 1999, 325,000 shares in 2001, 100,000 shares in 2002 and 350,000 shares in 2003, a March 1997 exercise of options to purchase 60,000 shares and the sale of such shares, a September 1997 exercise of options to purchase 60,000 shares and the sale of such shares, a September 2000 exercise of options to purchase 100,000 shares, a December 2001 exercise of options to purchase 50,000 shares, a January 2002 exercise of options to purchase 150,000 shares, a July 2002 exercise of options to purchase 200,000 shares and a June 2004 transfer of 2,500 shares directly owned by Mr. McNamee to a joint account owned with his spouse.

ADJOURNMENT OF THE ANNUAL MEETING

In the event there is an insufficient number of shares of our common stock present in person or by proxy at the annual meeting to approve the two proposals set forth in this proxy statement, the Board will request approval to adjourn the annual meeting to a later date. The place and date to which the annual meeting would be adjourned would be announced at the annual meeting.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy statement for the annual meeting of shareholders to be held in 2006 must be received at the Company’s executive offices not later than December 23, 2005. Proponents should submit their proposals to Robert William Jewett, Secretary, by certified mail—return receipt requested.

A shareholder who wishes to put forth a proposal at the 2006 annual meeting of shareholders without including the proposal in the Company’s proxy statement must notify the Company of such proposal by March 8, 2006. If a shareholder fails to give notice by this date, the proxy solicited by the Company for use in connection with the 2006 annual meeting will confer discretionary authority on the persons named as proxies to vote in their discretion on such proposal without any discussion in the proxy statement of either the proposal or how the proxies intend to exercise their voting discretion.

OTHER MATTERS

Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the annual meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the annual meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the annual meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board

Robert William Jewett
Secretary

April 22, 2005

[GRAPHIC REMOVED HERE]PLEASE MARK VOTES REVOCABLE PROXY With-For All AS IN THIS EXAMPLE HOOPER HOLMES, INC. For hold Except ANNUAL MEETING OF SHAREHOLDERS 1. The election of directors: MAY 24, 2005 Benjamin A. Currier Dr. Elaine L. Rigolosi [GRAPHIC REMOVED HERE] The undersigned hereby constitutes and appoints James M. McNamee and Robert William Jewett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of Hooper Holmes, Inc. standing in the name of the undersigned at the close of business on April 8, 2005, at the Annual Meeting of Shareholders and all adjournments thereof, with all powers that the undersigned would possess if personally present. [GRAPHIC REMOVED HERE]Dr. Leslie Hudson INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For Against Abstain 2. Approval of Independent Auditors [GRAPHIC REMOVED HERE] THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposal 2. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. ? Detach above card, sign, date and mail in postage paid envelope provided. HOOPER HOLMES, INC. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY ? IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.